Exhibit 99.2

For Immediate Release

Patrick Industries, Inc. Completes Acquisition of
Middlebury Hardwood Products, Inc.

ELKHART, IN – October 29, 2012 – Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today the acquisition of the business and certain assets of Middlebury, Indiana-based Middlebury Hardwood Products, Inc. (“Middlebury Hardwoods”), a major manufacturer and distributor of hardwood cabinet doors, components, fascia and other hardwood products for the recreational vehicle (“RV”), manufactured housing (“MH”), and residential kitchen cabinet industries.  Middlebury Hardwoods, with projected 2012 annual revenues of approximately $33 million, marks the Company’s fourth acquisition this year and seventh since June 2011.

“The addition of Middlebury Hardwoods will help us in becoming an industry leader in the cabinet door market in the industries that we serve,” said Todd Cleveland, President and Chief Executive Officer of Patrick.  “As we have done in the past, we will continue to allow the entrepreneurial spirit of this operation to thrive while supporting the business with the financial and operational foundation that will enable it to align with our Company mission of bringing the highest quality products, service and value to our customers.”

Chuck Lamb, longtime Chief Executive Officer, Principal, and Founder of Middlebury Hardwoods said, “After leading and working with the exceptional team at Middlebury Hardwoods for more than 27 years, I am both excited and comforted that we have been able to team up with an organization like Patrick whose core values, competencies, relationships, and customer first approach mirror those that we have worked so hard to establish.  Patrick is a natural fit for our operation, and the additional manufacturing expertise and financial resources that they bring can help propel Middlebury Hardwoods to the next level.”

The net purchase price of approximately $20.3 million was funded under the Company’s new $80 million revolving secured senior credit facility and includes the acquisition of accounts receivable, inventory, prepaid expenses, machinery, equipment and vehicles, and land and buildings. The business will continue to operate on a stand-alone basis under the Middlebury Hardwood Products brand name in its existing 134,000 square foot facility.  The Company expects the acquisition to be immediately accretive to earnings per share.

“We are honored to have the opportunity to partner with Chuck and his team, and humbled by the highly respected legacy that he has created in the industry,” said Mr. Cleveland.   “Additionally, we are excited about bringing our two companies together to maximize resources, synergies and buying power, strengthen customer relationships through value added innovation and intuitive designs, bring a broad spectrum of products and price points to our customer base, and improve overall profitability through the continued execution of our strategic plan.”

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states.  Patrick’s major manufactured products include decorative vinyl and paper panels, countertops, wrapped profile mouldings, cabinet doors and components, hardwood furniture, interior passage doors, exterior graphics, and slotwall and slotwall components.  The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate flooring, shower doors, furniture, fireplace and slide-out surrounds and fascia, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.  Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of recent acquisitions, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants.  In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes.  The Company does not undertake to update forward-looking statements, except as required by law.  Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:
Julie Ann Kotowski
Patrick Industries, Inc.
574-294-7511 / kotowskj@patrickind.com